                                                                     EXHIBIT 3.1


                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               CODA ENERGY, INC.
                                   * * * * *

     The undersigned, Grant W. Henderson and Joe Callaway, certify that they are the President and Secretary, respectively, of Coda Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

     (1)  The name of the Corporation is Coda Energy, Inc.

     (2) The name under which the Corporation was originally incorporated was "Dallas Sunbelt Energy, Inc." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 23, 1981.

     (3) This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     (4) This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     (5) The text of the Restated Certificate of Incorporation of the Corporation is restated to read in its entirety as follows:

                                  ARTICLE I.

     The name of the corporation is CODA ENERGY, INC.

                                  ARTICLE II.

     The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

                                 ARTICLE III.

     The nature of the business or purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

                                  ARTICLE IV.

     1. The total number of shares of stock which this corporation shall have authority to issue is 1,040,000 shares, consisting of:

          (a) 40,000 shares of preferred stock, all of which are to be of the par value of $0.01 each and all to be designated the Preferred Stock of the corporation; and

          (b) 1,000,000 shares of common stock, all of which are to be of the par value of $0.01 each and all to be designated the Common Stock of the corporation.

     2. The voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications or restrictions of the Preferred Stock and the Common Stock are as follows:

     (A)  Preferred Stock
          ---------------

     (1)  Designation.  The Preferred Stock is hereby designated "15% Cumulative
          -----------
Preferred Stock" (hereinafter sometimes referred to in this Article IV as "15% Cumulative Preferred Stock"), and the number of shares which shall constitute such class of stock is 40,000 shares.

     (2)  Dividends.  (a)  The holders of each share of 15% Cumulative Preferred
          ---------
Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends, at the rate of $150.00 per share per annum. Dividends on shares of the 15% Cumulative Preferred Stock shall accrue, whether or not earned, from the date of issuance of such shares of the 15% Cumulative Preferred Stock and, other than dividends on account of arrears for past dividend periods, shall be payable in equal installments semi-annually on the last day of June and December in each year (or, if any such day shall be a Saturday, Sunday, or bank holiday in the State of Texas, then on the next succeeding business day). The six- month periods from January 1 to June 30 and July 1 to December 31, inclusive, are herein called "semi-annual periods".

     Any dividend payments on shares of the 15% Cumulative Preferred Stock with respect to a semi-annual period shall be made in cash, except that if the corporation shall fail to pay the entire dividend for any semi-annual period in cash, the corporation may pay the amount of the dividend not made in cash by the issuance of additional shares of 15% Cumulative Preferred Stock. Any accrued or unpaid dividends payable upon the redemption of a share of 15% Cumulative Preferred Stock or upon the liquidation, dissolution or winding up of the corporation shall be payable in cash only. The calculation of the number of shares of 15% Cumulative Preferred Stock to be issued by the corporation as a dividend pursuant to this paragraph (2) shall be based on a value per share of the 15% Cumulative Preferred Stock equal to $1,000.00 per share. All shares of 15% Cumulative Preferred Stock issued as a dividend shall bear a date of original issuance which is the same as the date on which such dividend was payable. No fractional interest in shares of 15% Cumulative Preferred Stock shall be issued as a dividend payment. Each holder of 15% Cumulative Preferred Stock who would otherwise have been entitled to a fractional share of 15% Cumulative Preferred Stock as a dividend payment on the aggregate number of shares of 15% Cumulative Preferred Stock for which such holder is entitled to receive dividends will receive, in lieu of such fractional share, a cash amount, rounded to the nearest full cent, determined by multiplying such fraction of a share by $1,000.00. All shares of 15% Cumulative Preferred Stock issued as a dividend will be duly authorized, fully paid and nonassessable.

     If the corporation shall fail to pay a semi-annual dividend either in cash or by the issuance of additional shares of 15% Cumulative Preferred Stock, then additional dividends shall be deemed to accrue on the amount of dividend so unpaid, compounding semi-annually, at the rate of 15% per annum, which additional dividends shall be payable by the corporation, at its option, either in cash or by the issuance of additional shares of 15% Cumulative Preferred Stock.

     (b) Dividends on shares of 15% Cumulative Preferred Stock shall be cumulative and shall accrue on a daily basis from the date of issuance of such shares of 15% Cumulative Preferred Stock regardless of whether or not the corporation shall have funds legally available for the payment of such dividends. Dividends on the 15% Cumulative Preferred Stock payable for any period less than or greater than a full semi-annual period shall be paid on the basis of a year of 365 or 366 days, as applicable. Dividends will be payable to holders of record as they appear on the stock books of the corporation on such record dates as may be declared by the Board of Directors of the corporation, not more than 60 days nor less than 10 days preceding the payment dates thereof, as may be fixed by the Board of Directors of the corporation or a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days preceding the payment date thereof as may be fixed by the Board of Directors of the corporation or a duly authorized committee thereof. Holders of 15% Cumulative Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. Except as provided in the last paragraph of the preceding paragraph (2)(a), no interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

     (c) As long as any shares of 15% Cumulative Preferred Stock are outstanding, no dividends whatsoever, whether paid in cash, stock, or otherwise (except for dividends paid in shares of Common Stock, either in the form of a stock split or stock dividend), shall be paid or declared, or any distribution (except as aforesaid and except for distributions payable upon the complete liquidation, dissolution or winding up of the corporation after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of the preferential amount due to the holders of 15% Cumulative Preferred Stock) shall be made, on any Common Stock to the holders of such stock (any such dividend or distribution being herein called a "Restricted Payment") unless (i) the remaining net assets of the corporation, after giving effect to such Restricted Payment, shall at least equal the aggregate preferential amount to which the 15% Cumulative Preferred Stock is entitled pursuant to the provisions of this Article IV, in the event of the voluntary liquidation, dissolution, or winding up of the corporation, and (ii) all dividends on the 15% Cumulative Preferred Stock for all past semi-annual periods shall have been paid or declared and a sum sufficient for the payment thereof set apart.

     (d) Shares of 15% Cumulative Preferred Stock in excess of 20,000 shares shall be issuable only for the purpose of paying dividends on the 15% Cumulative Preferred Stock as permitted by paragraphs (2)(a) and (2)(b) hereof.

     (3)  Redemption.  (a)  The 15% Cumulative Preferred Stock shall be redeemed
          ----------
as a whole by the corporation at a redemption price of $1,000 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption, if the corporation shall have sufficient funds legally available for such redemption and if such redemption would not violate or conflict with any loan agreement, credit agreement, note agreement, indenture, or other agreement relating to indebtedness (an "Approved Loan Agreement") to which the corporation is a party on or before the fifth business day (the "Redemption Date") after the earliest to occur of the following:

          (i) the closing of the sale by the corporation of Taurus Energy Corp. ("Taurus") whether by merger, sale of all or substantially all of the assets of Taurus, sale of all or substantially all of the capital stock of Taurus, or otherwise; and

          (ii) a Trigger Event (as such term is defined in that certain Stockholders Agreement dated October 30, 1995, as amended, among Coda Acquisition, Inc. and the other parties thereto).

provided that if the corporation either does not have sufficient funds legally available for such redemption or such redemption would violate or conflict with the provisions of an Approved Loan Agreement, the corporation shall have no obligation to redeem the 15% Cumulative Preferred Stock on the Redemption

Date. Instead, the corporation shall redeem on the Redemption Date the number of shares of 15% Cumulative Preferred Stock, if any, which the corporation can redeem out of the funds legally available for such purpose and without violating or conflicting with the provisions of any Approved Loan Agreement, and it shall redeem the remainder of the shares of 15% Cumulative Preferred Stock as soon as the corporation shall have legally available funds which are sufficient to effect such redemption without violating or conflicting with the provisions of any Approved Loan Agreement.

     (b) The 15% Cumulative Preferred Stock may be redeemed by the corporation at its option, as a whole or in part, to the extent the corporation shall have funds legally available for such redemption, at any time or from time to time at a redemption price of $1,000.00 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption.

     (c) In case of the redemption of only part of the 15% Cumulative Preferred Stock, the shares to be redeemed may be selected ratably or in such other equitable manner as may be prescribed by resolution of the Board of Directors of the corporation.

     (4)  Liquidation Preference.  (a) Upon the complete liquidation,
          ----------------------
dissolution, or winding up of the corporation, whether voluntarily or involuntarily, the 15% Cumulative Preferred Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the corporation but before any distribution is made to the holders of any Common Stock, to be paid $1,000.00 per share plus all accrued and unpaid dividends (including undeclared dividends), and shall not be entitled to any further payment.

     (b) In case the net assets of the corporation are insufficient to pay all outstanding shares of 15% Cumulative Preferred Stock the liquidation preferences to which they are respectively entitled, then the entire net assets of the corporation shall be distributed ratably to all outstanding shares of 15% Cumulative Preferred Stock according to the amount due each such share.

     (5)  Voting.  (a) Except as otherwise provided herein or required by law,
          ------
the holders of shares of 15% Cumulative Preferred Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the corporation.

     (b) Notwithstanding the preceding paragraph, so long as any shares of the 15% Cumulative Preferred Stock are outstanding, the corporation shall not, without the written consent or the affirmative vote of holders of at least a majority of the total number of shares of 15% Cumulative Preferred Stock then outstanding and voting as a class, (i) amend its Certificate of Incorporation or By-laws or (ii) authorize the merger (whether or not the corporation is a surviving corporation in such merger) of the corporation, in each case, if such amendment or merger would alter, change or abolish the powers, preferences or rights of the 15% Cumulative Preferred Stock so as to affect the holders of the 15% Cumulative Preferred Stock adversely.

     (B)  Common Stock
          ------------

     (1)  Dividends.  Subject to the provisions of Section 2(A) of this Article
          ---------
IV, the Board of Directors of the corporation may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

     (2)  Liquidation.  In the event of any liquidation, dissolution or winding
          -----------
up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of the preferential amount due to the holders of the 15% Cumulative Preferred Stock in accordance with Section 2(A) of this
Article IV, the holders of the Common Stock of the corporation shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

     (3)  Voting Rights.  Subject to the special voting rights of the holders of
          -------------
15% Cumulative Preferred Stock described in Section 2(A) hereof, the holders of the Common Stock of the corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them.

     (C)  Liquidation Notices
          -------------------

     Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the 15% Cumulative Preferred Stock and the Common Stock at their respective addresses as the same shall appear on the books of the corporation.

     For the purposes of Section 2(A)(4) and Section 2(B)(2) of this Article IV, the merger of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property, or business of the corporation, which does not in fact result in a liquidation of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the corporation.

     (D)  Redemption Notices
          ------------------

     Notice of any redemption which is to be made pursuant to Section 2(A)(3) of this Article IV shall be mailed, postage prepaid, (i) in the case of a redemption under Section 2(A)(3)(a) of this Article IV, on the date of the event resulting in the redemption or (ii) in the case of a redemption under Section 2(A)(3)(b) of this Article IV, at least 10 days but not more than 60 days prior to the proposed redemption, in each case to the holders of record of the 15% Cumulative Preferred Stock to be redeemed at their respective addresses as they appear on the books of the corporation.

     Notice of the redemption shall state:

          (1)  the redemption date,

          (2)  the redemption price,

          (3) if less than all outstanding shares of 15% Cumulative Preferred Stock are to be redeemed, the identification of the shares to be redeemed,

          (4) that on the redemption date the redemption price will become due and payable upon each share of 15% Cumulative Preferred Stock to be redeemed, and

          (5) the place or places where such shares to be redeemed are to be surrendered for payment of the redemption price.

     If the notice required by the preceding paragraphs of this Section 2(D) is given, the number of shares of 15% Cumulative Preferred Stock specified in the notice shall, subject to the limitations set forth in this Article IV, become due and payable on the redemption date so designated at the redemption price upon presentation and surrender of the certificates representing such shares.

     (E)  Retirement of Shares; Outstanding
          ---------------------------------

     All shares of 15% Cumulative Preferred Stock redeemed or acquired shall be canceled and not subject to reissuance. When used in this Article IV with reference to the 15% Cumulative Preferred Stock, the term "outstanding" means shares of such class of stock which have been issued but have not been so canceled.

                                  ARTICLE V.

     The minimum amount of capital with which this corporation shall commence business is one thousand dollars ($1,000).

                                  ARTICLE VI.

     The corporation shall have perpetual existence.

                                 ARTICLE VII.

     The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever, and shall be exempt from corporate liability.

                                 ARTICLE VIII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (a)  To make, alter, amend and rescind the Bylaws of this corporation.

     (b) To set apart out of any of the available funds of this corporation such reserves for proper purposes as the Board of Directors may deem expedient, and to abolish any such reserves.

     (c)  To determine the use and distribution of any surplus and net profits.

     (d) To authorize and cause to be executed and delivered, without limit as to amount, mortgages and instruments of pledge of, and other instruments creating liens upon, the real and personal property of this corporation.

     (e) By resolution or resolutions, passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of this corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of this corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of this corporation, and may have power to authorize the seal of this corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of this corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

                                  ARTICLE IX.

     The stockholders and Board of Directors shall have power, if the Bylaws so provide, to hold their meetings and to keep the books of this corporation (except such as are required by the laws of Delaware to be kept in Delaware) and documents and papers of this corporation outside the State of Delaware and have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the Board of Directors.

                                  ARTICLE X.

     1. The number of directors of this corporation shall be specified in the Bylaws and such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws. The directors need not be stockholders.

     2. In case of an increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining directors may elect directors to fill such vacancies.

     3. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this paragraph 3 by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     4. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 5 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     5. If a claim under paragraph 4 of the Article X is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     6. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     7. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     8. This Certificate of Incorporation is filed pursuant to the merger of Coda Acquisition, Inc. with and into Coda Energy, Inc. ("Old Coda"), effective as of the time of filing of a certificate of merger relating to such merger (the "Effective Time"). For a period of six years from the Effective Time, the corporation shall, to the fullest extent permitted by law, abide by the limitation on liability set forth in Article 10 of the Certificate of Incorporation of Old Coda in effect immediately prior to the Effective Time and provide for the indemnification and advancement of expenses set forth in Article
9.1 of the Bylaws of Old Coda in effect immediately prior to the Effective Time with respect to individuals who at any time from and after October 30, 1995, to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Old Coda or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time.

                                 ARTICLE XII.

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   * * * * *

     IN WITNESS WHEREOF, Coda Energy, Inc. has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by Grant W. Henderson, its President, and attested by Joe Callaway, its Secretary, on April 2, 1996.

                              CODA ENERGY, INC.


                              By:    /s/  GRANT W. HENDERSON
                                     ___________________________________________
                              Name:  Grant W. Henderson
                              Title: President

[SEAL]


ATTEST:


/s/  JOE CALLAWAY
_______________________________
Joe Callaway, Secretary